Exhibit 99.1

IMAX CORPORATION

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

HIGHLIGHTS

•	Company Reports Q4 2011 Revenues of $66.7 million; Adjusted EPS of $0.14

•	Record Level of Theatre Openings in 2011 Results in Year-over-Year Commercial Network Growth of 33%

•	Company Signs 200+ Theatres for Second Year in a Row

•	2012 Begins with the Addition of Several Titles to the Film Slate and Progress Across Key International Growth Initiatives

NEW YORK, NY – February 23, 2012 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported fourth quarter 2011 revenues of $66.7 million, adjusted net income of $9.2 million, or $0.14 per diluted share, reported net income of $6.3 million, or $0.09 per diluted share, and adjusted EBITDA as calculated in accordance with the Company’s Credit Facility of $21.1 million. For reconciliations of adjusted net income to reported net income and for the definition of adjusted EBITDA, please see the tables at the end of this press release.

“Our fourth quarter financial results came in as expected and the year ended on a positive note with the success of Paramount’s Mission: Impossible – Ghost Protocol, which was released five days early in IMAX,” said IMAX Chief Executive Officer Richard L. Gelfond. “Overall, 2011 was highly productive from a strategic perspective. In addition to the success of Mission: Impossible, we made progress toward introducing best-in-class laser based projection technology, and grew our commercial network by 33%, installing a record 170 IMAX® theatre systems. This strategic momentum has carried into 2012, as the recent WTO agreement with China, highlighting IMAX, should enhance programming flexibility in our biggest international market, and we have also made early progress toward igniting network growth in Latin America and Europe. While we are disappointed that 2011 did not meet our financial objectives, in 2012, we believe we are positioning ourselves for both financial and strategic success, through our continued focus on differentiation, executing on network growth, and creating a compelling film slate.”

Network Growth Update

2011 marked the second year in a row in which IMAX signed contracts for over 200 theatre systems, and a record year for both new theatre signings and installations. The Company signed contracts for a total of 209 theatre systems in 2011 and installed 170 theatre systems. In the fourth quarter of 2011, the Company signed contracts for 26 theatre systems and installed a record 57 theatre systems. As of December 31, 2011, there were a total of 497 IMAX theatres installed in commercial multiplexes, which represents a 33% increase from the 373 theatres installed as of December 31, 2010. There were 263 theatre systems in backlog as of December 31, 2011, compared to 224 systems in backlog as of December 31, 2010. For a breakdown of system signings, installations and backlog by type, please see the end of this press release.

“The rapid expansion of our network in 2011 was mostly driven by continued success in China, Russia and North America,” said Mr. Gelfond. “In 2012, we are increasingly focused on igniting our growth in underpenetrated markets like South America, Western Europe and India. Our restructured master license agreement in South America is resulting in increased activity in that region of the world and we look forward to the opening of four new IMAX theatres in Brazil in the first half of this year. In addition, we believe the hiring of Andrew Cripps to lead our sales effort in EMEA should be a catalyst for our business in Western Europe, and our recent announcement of new IMAX theatres coming to India should contribute to our ability to release Bollywood titles in IMAX. All of these efforts should accelerate the expansion of our network in these strategically important regions of the world.”

Network Growth Outlook

Based on theatres currently in backlog, the Company expects to install 95 to 100 new theatre systems in 2012 (45 to 50 under revenue sharing arrangements and approximately 50 under sales arrangements). Of the 95 to 100 new theatres expected to be installed in 2012, the Company expects to install approximately 13 to 17 new theatres in the first quarter (7 to 9 under revenue sharing arrangements and 6 to 8 under sales arrangements). Current network growth outlook is based solely on theatres in backlog as of December 31, 2011 and does not include any theatres that may sign and install throughout the year. In 2011, 39% of the 137 new theatres installed were from theatre agreements that were signed in 2011. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.

Fourth Quarter Segment Results

In the fourth quarter of 2011, IMAX systems revenue was $29.8 million, compared to $32.9 million in the fourth quarter of 2010, primarily reflecting the installation of 17 full, new theatre systems in the most recent fourth quarter, compared to 20 full, new systems in the fourth quarter of 2010. The Company also installed one digital upgrade in the fourth quarter of 2011, compared to seven in the same period last year.

Fourth quarter 2011 total film revenue was $18.1 million, compared to $18.0 million in the fourth quarter of 2010. Production and IMAX DMR® revenues were $12.3 million in the fourth quarter of 2011, versus $13.1 million in the year-ago period. Gross box office from DMR titles was $97.6 million in the fourth quarter of 2011, compared to $101.9 million in the fourth quarter of 2010. The average DMR box office per screen in the fourth quarter of 2011 was $221,600 ($184,900 domestic, $294,700 international).

“The highlight of the fourth quarter was the release of Paramount’s Mission: Impossible – Ghost Protocol,” added Mr. Gelfond. “The film featured scenes shot with IMAX cameras and utilized the early release in IMAX to build positive word of mouth, which helped lead to its status as the must see film of the holiday season. We look forward to an exciting lineup of films for 2012, anchored by key franchise titles including The Avengers, Men in Black 3, The Amazing Spider-Man, The Hobbit: An Unexpected Journey, Skyfall, and the highly-anticipated finale of Christopher Nolan’s Batman trilogy, The Dark Knight Rises, which will feature more footage shot in IMAX than any feature film to date. In addition to our Hollywood tentpole titles, in 2012 we plan to build on the success we have had with local releases in markets like China, and we believe we are now in a position to expand our offering of local content into other international territories, such as France and Russia.”

In the fourth quarter of 2011, revenue from joint revenue sharing arrangements was $8.4 million, compared to $7.8 million in the prior-year period. During the quarter, the Company installed 39 new theatres under joint revenue sharing arrangements, compared to 27 in the year-ago period. As of December 31, 2011, there were 257 IMAX theatres operating under joint revenue sharing arrangements, compared to 171 joint revenue sharing theatres open as of December 31, 2010.

Fourth quarter 2011 gross margin was $29.8 million, compared to $36.4 million in the fourth quarter of 2010, and as a percentage of revenues, gross margin was 44.7% in the quarter, versus 52.6% in the same period last year. Gross margin from DMR was negatively impacted by the purchase of more film prints on certain titles in the fourth quarter, versus last year.

Fourth quarter 2011 revenues were $66.7 million, adjusted net income was $9.2 million, or $0.14 per diluted share, reported net income was $6.3 million, or $0.09 per diluted share, and adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $21.1 million. Fourth quarter 2010 revenues were $69.2 million, adjusted net income was $14.3 million, or $0.21 per diluted share, reported net income was $54.2 million, or $0.80 per diluted share, which included a one-time, non-cash deferred tax benefit of $54.8 million, or $0.81 per diluted share, and adjusted EBITDA was $25.8 million.

For the full year ended December 31, 2011, total revenues were $236.6 million, adjusted net income was $27.3 million, or $0.40 per diluted share, reported net income was $15.5 million, or $0.23 per diluted share, and adjusted EBITDA as calculated in accordance with the Company’s Credit Facility was $67.7 million. For the full year ended December 31, 2010, total revenues were $248.6 million, adjusted net income was $67.8 million, or $1.02 per diluted share, reported net income was $100.8 million, or $1.51 per diluted share, and adjusted EBITDA was $101.4 million.

Mr. Gelfond concluded, “The strategic momentum of 2011 has continued here in the early weeks of 2012. We enter this new year with a commercial network that is substantially larger than it was a year ago, our mix between domestic and international theatres is moving toward higher-grossing international, and we believe our 2012 film slate reflects what our fans want to experience in IMAX. We believe the fundamentals of our business model – network expansion and higher revenue contribution coming from our higher margin businesses – should position us well for the long-term.”

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its fourth quarter 2011 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 6489570. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 6489570.

About IMAX Corporation

IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems - combined with a growing blockbuster film slate - are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of December 31, 2011, there were 634 IMAX theatres (497 commercial multiplex, 20 commercial destination and 117 institutional) in 50 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the performance of IMAX DMR films, the opportunities that may be presented to and pursued by IMAX, competitive actions by other companies, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to respond to changes and advancements in digital technology, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, the inability to protect IMAX’s intellectual property foreign currency fluctuations and IMAX’s prior restatements and the related litigation. These factors and other risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors:

IMAX Corporation, New York

Heather Anthony/Blaire Lomasky

212-821-0100

hanthony@imax.com

blomasky@imax.com

Business Media:

Sloane & Company, New York

Whit Clay

212-446-1864

wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

2012 DMR Films Announced to Date

To date, IMAX has announced 17 DMR titles that will play in the IMAX theatre network in 2012. The Company remains in discussions with virtually every studio regarding future titles and expects the total number of titles in 2012 to be similar to that in 2011. For periodic box office updates, please visit the corporate news section of www.imax.com.

•	Mission: Impossible – Ghost Protocol: The IMAX Experience (Paramount, cont’d from 2011);

•	Underworld: Awakening: An IMAX 3D Experience (Sony, January 2012);

•	Journey 2: The Mysterious Island: An IMAX 3D Experience (WB, February 2012);

•	The Lorax: An IMAX 3D Experience (Universal, March 2012);

•	John Carter: An IMAX 3D Experience (Disney, March 2012);

•	The Hunger Games: The IMAX Experience (Lionsgate, March 2012);

•	Wrath of the Titans: An IMAX 3D Experience (WB, March 2012);

•	HOUBA! On the Trail of the Marsupilami: The IMAX Experience (Chez WAM, Pathé Distribution, April 2012, France only);

•	The Avengers: An IMAX 3D Experience (Disney, Marvel, May 2012);

•	Dark Shadows: The IMAX Experience (WB, May 2012);

•	Men in Black III: An IMAX 3D Experience (Sony, May 2012);

•	The Amazing Spider-Man: An IMAX 3D Experience (Sony, July 2012);

•	The Dark Knight Rises: The IMAX Experience (WB, July 2012);

•	Skyfall: The IMAX Experience (Sony, November 2012);

•	Gravity: An IMAX 3D Experience (WB, November 2012);

•	Chinese Zodiac: The IMAX Experience (JCE Entertainment Ltd., Huayi Brothers & Emperor Motion Pictures, December 2012, int’l only); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).

Theatre System Signings

In the fourth quarter of 2011, the Company signed contracts for 24 new theatre systems (11 under joint revenue sharing arrangements and 13 under sales and sales-type lease arrangements) and 2 digital and other upgrades, for a total of 26 theatre system signings. In the fourth quarter of 2010, the Company signed contracts for 9 new theatre systems (4 under joint revenue sharing arrangements and 5 under sales and sales-type lease arrangements) and 14 digital and other upgrades, for a total of 23 theatre system signings.

For the full year of 2011, the Company signed contracts for a record 190 new theatre systems (132 under joint revenue sharing arrangements and 58 under sales and sales-type lease arrangements) and 19 digital and other upgrades, for a total of 209 theatre system signings. For the full year of 2010, the Company signed contracts for 166 new theatre systems (71 under joint revenue sharing arrangements and 95 under sales and sales-type lease arrangements) and 55 digital and other upgrades, for a total of 221 theatre system signings.

Theatre System Installations

In the fourth quarter of 2011, the Company installed a record 56 new theatre systems (39 under joint revenue sharing arrangements and 17 under sales and sales-type lease arrangements) and 1 digital upgrade, for a total of 57 theatre system installations. In the fourth quarter of 2010, the Company installed 47 new theatre systems (27 under joint revenue sharing arrangements and 20 under sales and sales-type lease arrangements) and 7 digital upgrades, for a total of 54 theatre system installations.

For the full year of 2011, the Company installed a record 137 new theatre systems (86 under joint revenue sharing arrangements and 51 under sales and sales-type lease arrangements) and 33 digital upgrades, for a total of 170 theatre system installations. For the full year of 2010, the Company installed 91 new theatre systems (54 under joint revenue sharing arrangements and 37 under sales and sales-type lease arrangements) and 32 digital upgrades, for a total of 123 theatre system installations.

Theatre System Backlog

As of December 31, 2011, the Company’s theatre backlog consisted of 263 theatre systems (119 under joint revenue sharing arrangements and 144 under sales and sales-type lease arrangements, 10 of which were systems designated for digital upgrades). As of December 31, 2010, the Company’s theatre backlog consisted of 224 systems (59 under joint revenue sharing arrangements and 165 under sales and sales-type lease arrangements, 25 of which were systems designated for digital upgrades).

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Revenues
Equipment and product sales	$26,657	$31,044	$85,016	$72,578
Services	26,349	26,389	106,720	123,911
Rentals	9,394	10,313	34,810	46,936
Finance income	1,753	1,417	6,162	4,789
Other	2,523	—	3,848	400

	66,676	69,163	236,556	248,614

Costs and expenses applicable to revenues
Equipment and product sales	10,147	13,569	38,742	36,394
Services	21,262	15,471	69,277	63,425
Rentals	4,823	3,708	14,301	11,111
Other	612	32	1,018	32

	36,844	32,780	123,338	110,962

Gross margin	29,832	36,383	113,218	137,652
Selling, general and administrative expenses (including share-based compensation expense of $2.7 million and $11.7 million for the three months and year ended December 31, 2011, respectively (2010 - expense of $16.3 million and $26.0 million, respectively))	17,001	31,714	72,779	78,428
Provision for arbitration award	—	—	2,055	—
Research and development	1,803	2,278	7,829	6,249
Amortization of intangibles	124	162	465	513
Receivable provisions, net of recoveries	803	1,007	1,570	1,443
Asset impairments	20	45	28	45

Income from operations	10,081	1,177	28,492	50,974
Interest income	13	25	57	399
Interest expense	(402)	(324)	(1,827)	(1,885)

Income from continuing operations before income taxes	9,692	878	26,722	49,488
(Provision for) recovery of income taxes(1)	(2,884)	53,776	(9,388)	51,784
Loss from equity-accounted investments	(479)	(493)	(1,791)	(493)

Net Income	$6,329	$54,161	$15,543	$100,779

Net income per share - basic & diluted:
Net income per share - basic	$0.10	$0.85	$0.24	$1.59

Net income per share - diluted	$0.09	$0.80	$0.23	$1.51

Weighted average number of shares outstanding (000’s):
Basic	64,799	63,951	64,504	63,575
Fully Diluted	67,460	67,690	67,859	66,684
Additional Disclosure:
Depreciation and amortization(2)	$7,143	$5,028	$25,163	$20,536

(1)	In the fourth quarter of 2010, the Company released a significant portion of its deferred tax valuation allowance, resulting in a non-cash tax benefit of $54.8 million.
(2)

Includes less than $0.1 million and $0.4 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2011 (2010 - $0.1 million and $0.3 million respectively).

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	As at December 31,
	2011	2010
Assets
Cash and cash equivalents	$18,138	$30,390
Accounts receivable, net of allowance for doubtful accounts of $1,840 (December 31, 2010 — $1,988)	46,659	39,570
Financing receivables	86,714	73,601
Inventories	19,747	15,275
Prepaid expenses	3,126	2,832
Film assets	2,388	2,449
Property, plant and equipment	101,253	74,035
Other assets	14,238	12,350
Deferred income taxes	50,033	57,122
Goodwill	39,027	39,027
Other intangible assets	24,913	2,437

Total assets	$406,236	$349,088

Liabilities
Bank indebtedness	$55,083	$17,500
Accounts payable	28,985	20,384
Accrued and other liabilities	54,803	78,994
Deferred revenue	74,458	73,752

Total liabilities	213,329	190,630

Commitments and contingencies

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 65,052,740 (December 31, 2010 — 64,145,573)	303,395	292,977
Other equity	17,510	7,687
Deficit	(125,666)	(141,209)
Accumulated other comprehensive loss	(2,332)	(997)

Total shareholders’ equity	192,907	158,458

Total liabilities and shareholders’ equity	$406,236	$349,088

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2011	2010
Cash provided by (used in):
Operating Activities
Net earnings	$15,543	$100,779
Items not involving cash:
Depreciation and amortization	25,163	20,536
Write-downs, net of recoveries	1,954	2,551
Change in deferred income taxes	8,089	(54,275)
Stock and other non-cash compensation	12,436	28,195
Provision for arbitration award	2,055	—
Foreign currency exchange gain	1,255	(865)
Loss from equity-accounted investments	1,791	493
Gain on non-cash contribution to equity-accounted investees	(404)	—
Change in cash surrender value of life insurance	—	(107)
Investment in film assets	(12,256)	(10,139)
Changes in other non-cash operating assets and liabilities	(49,379)	(28,682)

Net cash provided by operating activities	6,247	58,486

Investing Activities
Purchase of property, plant and equipment	(5,528)	(5,338)
Investment in joint revenue sharing equipment	(33,290)	(21,275)
Investment in new business ventures	(2,483)	(3,636)
Cash surrender value of life insurance	—	7,797
Acquisition of other assets	—	(691)
Acquisition of other intangible assets	(22,206)	(681)

Net cash used in investing activities	(63,507)	(23,824)

Financing Activities
Increase in bank indebtedness	75,083	—
Repayment of bank indebtedness	(37,500)	(32,500)
Common shares issued - stock options exercised	7,864	8,276
Credit Facility amendment fees paid	(306)	—

Net cash provided by (used in) financing activities	45,141	(24,224)

Effects of exchange rate changes on cash	(133)	(129)

(Decrease) increase in cash and cash equivalents during year	(12,252)	10,309

Cash and cash equivalents, beginning of year	30,390	20,081

Cash and cash equivalents, end of year	$18,138	$30,390

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The other segment includes theater operations from certain IMAX theaters, camera rentals and other miscellaneous items.

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Revenue
IMAX systems
Sales and sales-type leases	$26,552	$27,720	$81,310	$63,023
Ongoing rent, fees, and finance income	3,270	5,156	11,890	12,981

	29,822	32,876	93,200	76,004

Theater system maintenance	6,570	6,102	24,840	21,444

Joint revenue sharing arrangements	8,382	7,843	30,764	41,757

Film
Production and IMAX DMR	12,312	13,093	50,592	63,462
Distribution	3,217	3,658	16,074	17,937
Post-production	2,549	1,255	8,235	7,702

	18,078	18,006	74,901	89,101

Other	3,824	4,336	12,851	20,308

Total	$66,676	$69,163	$236,556	$248,614

Gross margins
IMAX systems(1)
Sales and sales-type leases	$17,088	$15,287	$45,251	$31,452
Ongoing rent, fees, and finance income	3,372	5,037	11,678	12,531

	20,460	20,324	56,929	43,983

Theater system maintenance	2,525	3,222	9,437	10,084

Joint revenue sharing arrangements(1)	3,813	4,360	17,605	31,703

Film
Production and IMAX DMR(1)	2,339	7,203	23,574	41,159
Distribution(1)	494	956	3,025	5,205
Post-production	181	(55)	2,985	2,891

	3,014	8,104	29,584	49,255

Other	20	373	(337)	2,627

Total	$29,832	$36,383	$113,218	$137,652

(1)

IMAX systems include commission costs of $0.9 million and $2.4 million for the three and twelve months ended December 31, 2011, respectively (2010 — $0.9 million and $1.9 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.9 million and $5.4 million for the three and twelve months ended December 31, 2011, respectively (2010 — $1.8 million and $4.2 million, respectively). Production and DMR segment margins include marketing costs of $1.9 million and $3.8 million for the three and twelve months ended December 31, 2011, respectively (2010 — $0.7 million and $2.1 million, respectively). Distribution segment margins include marketing costs of $0.2 million and $1.9 million for the three and twelve months ended December 31, 2011, respectively (2010 — $0.4 million and $0.7 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(In thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.82:1 as at December 31, 2011, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $55.1 million. Adjusted EBITDA is calculated as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net earnings	$6,329	$54,161	$15,543	$100,779
Add (subtract):
Loss for equity-accounted investments	479	493	1,791	493
Provision for (recovery of) income taxes	2,884	(53,776)	9,388	(51,784)
Interest expense net of interest income	389	299	1,770	1,486
Depreciation and amortization including film asset amortization	7,100	4,941	24,775	20,195
Write-downs net of recoveries including asset impairments and receivable provisions	1,113	1,570	1,954	2,551
Stock and other non-cash compensation	2,841	18,079	12,436	28,195
Other, net	—	—	—	(536)

Adjusted EBITDA	$21,135	$25,767	$67,657	$101,379

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended December 31, 2011 vs. 2010:

The Company reported net income of $6.3 million, or $0.10 per basic share and $0.09 per diluted share, for the fourth quarter of 2011, as compared to net income of $54.2 million, or $0.85 per basic share and $0.80 per diluted share, for the fourth quarter of 2010. Net income for the quarter includes a charge of $0.4 million, or $0.01 per diluted share, (2010 – $14.9 million or $0.22 per diluted share) for variable share-based compensation and a deferred tax provision of $2.4 million, or $0.04 per diluted share, (2010 – benefit of $54.8 million or $0.81 per diluted share). Adjusted net income, which consists of net income excluding the impact of variable share-based compensation and the deferred tax adjustment was $9.2 million, or $0.14 per diluted share, in the fourth quarter of 2011 as compared to adjusted net income of $14.3 million, or $0.21 per diluted share, for the fourth quarter of 2010. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended		Three Months Ended
	December 31, 2011		December 31, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$6,329	$0.09	$54,161	$0.80
Adjustments:
Variable stock compensation	441	0.01	14,943	0.22
Deferred tax adjustment	2,407	0.04	(54,793)	(0.81)

Adjusted	$9,177	$0.14	$14,311	$0.21

Weighted average diluted shares outstanding		67,460		67,690

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2011 vs. 2010:

The Company reported net income of $15.5 million, or $0.24 per basic share and $0.23 per diluted share, for the year ended December 31, 2011 as compared to net income of $100.8 million, or $1.59 per basic share and $1.51 per diluted share, for the year ended December 31, 2010. The year ended December 31, 2010 included the record-breaking performance of the film Avatar: An IMAX 3D Experience. Net income for the year ended December 31, 2011 includes a deferred tax provision of $8.1 million, or $0.12 per diluted share (2010 - benefit of $54.8 million or $0.82 per diluted share), a $1.6 million pre-tax charge or $0.02 per diluted share (2010 — $21.9 million or $0.33 per diluted share) for variable share-based compensation and a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary. Adjusted net income, which consists of net income excluding the impact of the deferred tax adjustment, variable share-based compensation and the charge for arbitration award was $27.3 million, or $0.40 per diluted share, for the year ended December 31, 2011 as compared to adjusted net income of $67.8 million, or $1.02 per diluted share, for the year ended December 31, 2010. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$15,543	$0.23	$100,779	$1.51
Add:
Deferred tax adjustment	8,089	0.12	(54,793)	(0.82)
Variable stock compensation	1,607	0.02	21,857	0.33
Provision for arbitration award	2,055	0.03	—	—

Adjusted net income	$27,294	$0.40	$67,843	$1.02

Weighted average diluted shares outstanding		67,859		66,684